Exhibit 10.1
SEPARATION AGREEMENT
          This Separation Agreement (this “Agreement”) is entered into between Merge Healthcare Incorporated (formerly Merge Technologies Incorporated), its affiliates and subsidiaries, including without limitation, Cedara Software Corp, (which in this Agreement are collectively referred to as “Merge”), and Jacques Cornet (“Cornet”). This Agreement becomes effective on the date described in Section 1 below (the “Transition Date”).
     1. Background. Merge and Cornet have mutually agreed that Cornet is ending his employment with Merge, as of March 31, 2008. Both Cornet and Merge desire an amicable separation and to fully and finally compromise, resolve, settle and terminate any differences that may exist between them on the terms set forth in this Agreement. Cornet and Merge are also parties to an Employment Agreement effective as of March 31, 2007 (the “Employment Agreement”).
     2. Employment Termination. Cornet understands that Merge has a Severance Pay Plan that may allow for Cornet to receive certain severance benefits. In addition, the Employment Agreement may allow for Cornet to receive certain severance benefits. Cornet may also have certain entitlements under the laws of Ontario, both under the common law of the province and the Ontario Employment Standards Act, 2001. However, Cornet and Merge intend for this Agreement and the payments provided for hereunder to supersede and replace all entitlements Cornet may have under law, the Severance Pay Plan and any termination and/or severance terms contained in the Employment Agreement.
     3. Severance Pay and Benefits. In return for the execution of this Agreement and provided that Cornet honours his obligations hereunder, Merge will provide Cornet with the following severance pay and benefits:
a. Salary continuation for a period of 12 months starting April 1, 2008 and ending March 31, 2009, at the rate of $22,304.16 per month (being equivalent to Cornet’s annual salary of $267,650), less applicable withholding, statutory and other payroll deductions. Such amounts shall be paid over in accord with Merge’s regular payroll process.
b. The sum of $33,456.25, less applicable withholding and deductions, paid in equal installments over a 12-month period in accord with Merge’s regular payroll process.
c. Cornet shall be continued on health, dental and life insurance for a period of April 1, 2008 to March 31, 2009 or until he commences employment with another employer, whichever first occurs. Cornet shall have the right to convert his group life insurance to individual coverage within 30 days of the cessation of his benefits at his own expense. Short-term and long-term disability benefits shall cease on May 19, 2008, but Cornet shall have the right to convert group long-

term disability benefits to individual coverage at his own expense. To the extent that Cornet or other Executives are required to contribute to the cost of such benefits, Cornet’s share of benefit premiums or costs shall be deducted from the payments set forth in subparagraph 3(a).
d. Cornet shall be entitled to exercise all stock options that have vested on or before March 31, 2008 on or before September 27, 2008, save and except for Option #118 which expires on May 11, 2008. See attached schedule for full details related to the individual grants.
e. Cornet shall be paid for 36 vacation days accrued to March 31, 2008 in the amount of $37,059.23, less statutory deductions as required, on the pay deposited on April 18, 2008.
f. Cornet shall be paid the sum of $25,000 USD (or the Canadian equivalent), less statutory deductions, in respect of his contribution to the successful spinoff of Cedara Software SARL.
g. Cornet shall be paid any expenses he has incurred in the course of his employment for Merge, subject to the usual restrictions and limitations governing expenses. Cornet will submit all expense reimbursement requests within two weeks of his Transition Date.
     4. Acknowledgement. Cornet understands that the severance pay and benefits provided in paragraph 3 will not be paid or provided unless he accepts this Agreement, it becomes effective, and he honors all of its terms. Should Cornet breach any of his obligations under this Agreement, and particularly his continuing obligations with respect to confidentiality, non-competition, patents or copyright (more particularly described in paragraph 9 hereof), Merge shall be entitled, in addition to all other remedies to which it might be entitled at law, to cease making any further payments under this Agreement and to recover any amounts already paid to Cornet hereunder.
     5. Release. Cornet understands and agrees that his acceptance of this Agreement means that except for any claims based on this Agreement, he is forever giving up, releasing and waiving all claims he may have, whether or not Cornet knows of those claims, against any of Merge, its parent, subsidiaries, and related companies, their employees and agents (collectively, the “Merge Parties”), for any personal monetary relief, benefits or remedies for himself. The waiver and release of Cornet include all claims that are based on any act or failure to act that occurred prior to the date on which Cornet executes this Agreement. Cornet understands that this release and waiver of claims includes, but is not limited to, claims relating to:
•	his employment and the termination of his employment;

•	any Merge policy, practice, contract or agreement;

•	any tort or personal injury;

•	any policies, practices, laws or agreements governing the payment of wages, commissions or other compensation, including but not limited to claims under the Ontario Employment Standards Act, 2000;

•	any laws governing employment discrimination including, but not limited to, the Ontario Human Rights Code and U.S. legislation, such as the Age Discrimination in Employment Act (the “ADEA”), the Older Worker Benefits Protection Act, Title VII of the Civil Rights Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Equal Pay Act, the Family Medical Leave Act, and any other federal, provincial, state or local laws or regulations prohibiting employment discrimination;

•	any laws governing whistle blowing or retaliation, including but not limited to, the Sarbanes-Oxley Act;

•	any laws or agreements that provide for punitive, exemplary or statutory damages;

•	any laws or agreements that provide for payment of attorney or legal fees, costs or expenses;

•	any claims with respect to group insurance benefits that he may have or may have in the future.
Cornet further acknowledges that he may later discover facts different from or in addition to those facts now known to him or believed by him to be true with respect to any or all of the matters covered by this Agreement, and he agrees that this Agreement, including the waiver and release contained in this Paragraph 5, Cornet nevertheless remain in full and complete force and effect.
Despite the generality of the foregoing, nothing in this Agreement or this Paragraph 5 limits, releases, restricts or precludes Cornet’s rights to seek and obtain contribution and indemnity for any claims made against Cornet by third parties relating to Cornet’s good faith performance of his duties with Merge. Furthermore, nothing in this Agreement or this Paragraph 5 limits, releases, restricts or precludes Cornet’s rights to seek indemnity or coverage from Merge’s Directors’ and Officers’ liability insurance policy or policies (collectively “D & O insurance” with respect to any claims made against Cornet arising from Cornet’s good faith performance of his duties as an officer, director or employee of Merge, subject to the terms and conditions of the D & O insurance.
     6. Workplace Safety. Cornet further represents and warrants that he has not suffered a workplace injury during the course of his employment with Merge.
     7. California Civil Code § 1542. Cornet represents and warrants that he is not a California resident and that he did not provide any employment services on behalf of Merge in California.

7A. Removal as “Gerant” of Cedara Software s.a.r.l. Merge agrees to remove Cornet as “Gerant” of Cedara Software s.a.r.l. as soon as possible and Cornet agrees to cooperate fully with the execution of all documents necessary to give effect to such removal.
     8. No Disparagement. Cornet agrees not to make critical, negative or disparaging remarks to others about the Merge Parties, their services, employees or agents. He also agrees not to disclose personal or private information about any of the Merge Parties or their employees, agents or clients. Merge similarly agrees that Merge management shall not make any negative or disparaging remarks about Cornet.
     9. Prior Confidentiality and Protective Obligation(s). Cornet agrees and understands that this Agreement does not supersede his obligations regarding confidentiality, non-competition, patents or copyright to which he is subject under the Employment Agreement, including sections 15-18 of the Employment Agreement; nor does this Agreement reduce his obligations to comply with applicable laws relating to trade secrets, confidential information or unfair competition. Cornet further represents and warrants that he will continue to honour his obligations under sections 15 to 18 of the Employment Agreement and acknowledges that this representation and warranty is part of the consideration for the payments outlined in paragraph 3 hereof. Cornet acknowledges that the enforcement of section 17 and 18 of the Employment Agreement during the twelve months after his departure from Merge is necessary to protect the proprietary business interests of Merge. Furthermore, Cornet agrees to keep the terms of this Agreement strictly secret and confidential, save and except for disclosure to a financial or legal advisor who has agreed to keep this information confidential.
     10. Nonadmission. Cornet and Merge both acknowledge and agree that nothing in this Agreement is meant to suggest that Merge has violated any law or contract or that Cornet has any claim against Merge.
     11. Voluntary Agreement. Cornet acknowledges and states that he has entered into this Agreement knowingly and voluntarily.
     12. Consulting An Attorney. Cornet acknowledges that Merge has told him that he should consult an attorney of his own choice about this Agreement and every matter that it covers before signing this Agreement.
     13. Obligation to Pay Attorney Fees and Costs. Cornet understands and agrees that if he violates the commitments he has made in this Agreement, Merge may seek to recover any payments and/or benefits provided in this Agreement (unless prohibited by law), he will be responsible for paying the actual attorney fees and costs incurred by Merge in successfully enforcing this Agreement or in defending a claim released by paragraph 5.
     14. Complete Agreement. Cornet understands and agrees that this document (a) contains the entire agreement between Merge and him relating to his employment with the Merge Parties and the termination of his employment, and (b)

except as provided in paragraph 9, supersedes and displaces any prior agreements and discussions relating to such matters, including the Employment Agreement, and that he may not rely on any such prior agreements or discussions.
     15. Governing Law and Forum. This Agreement is governed by the laws of Ontario and any disputes arising from this Agreement shall be subject to the exclusive jurisdiction of the courts of the province of Ontario.
     16. Representation. By signing this Agreement, Cornet represents that he has read this entire document and understands all of its terms.

ACCEPTED:	ACCEPTED:

Merge Healthcare Incorporated

/s/ Jacques Cornet	/s/ Greg Leszcynski

Jacques Cornet	Greg Leszczynski
VP, Human Resources

Dated: April 16, 2008